Exhibit 10(b)

This document contains your Long-Term Cash Award Agreement.

What you need to do

1.	Review the Award Agreement to ensure you understand its provisions. With each award you receive, provisions of your Award Agreement may change so it is important to review your Award Agreement.

2.	Print the Award Agreement and file it with your important papers.

3.	Accept your Award Agreement through the online acceptance process.*

4.	Designate your beneficiary on the Benefits OnLine® Beneficiary tab.

* If you do not accept your Award Agreement through the online acceptance process by the date communicated to you, Bank of America will automatically accept the Award Agreement on your behalf.

LONG-TERM CASH AWARD AGREEMENT

Granted To :	GARY G LYNCH
Grant Date :	July 12, 2011
Grant Type :	Long-Term Cash
Amount Granted :	3,600,508

This Long-Term Cash Award Agreement and all Exhibits hereto (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, an associate of Bank of America or one of its Subsidiaries.
The long-term cash award covered by this Agreement (the “Award”) is being granted to you subject to the following terms and provisions:
1. Subject to the terms and conditions of this Agreement, Bank of America grants to you the Award in the total amount shown above, payable in cash. The Award amount was calculated to include interest, and no additional interest will be credited with respect to the Award.
2. You acknowledge having read and agree to be bound by all the terms and conditions of this Agreement.
3. The Award shall become earned by, and payable to, you in the increments and on the dates shown on the enclosed Exhibit A.
4. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct, Bank of America will be entitled to recover from you in its sole discretion some or all of any cash paid to you pursuant to this Agreement. You recognize that if you engage in Detrimental Conduct, the losses to Bank of America and/or its Subsidiaries may amount to the full value of any cash paid to you pursuant to this Agreement. In addition, Awards are subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by Bank of America to implement such requirements, all to the extent determined by Bank of America in its discretion to be applicable to you.

5. You may designate a beneficiary to receive payment of the Award in the event of your death while in service with Bank of America or its Subsidiaries in accordance with Bank of America's beneficiary designation procedures, as in effect from time to time. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.
6. Bank of America may, in its sole discretion, decide to deliver any documents related to this Award by electronic means or request your consent to participate in the Award by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Award through an on-line or electronic system established and maintained by Bank of America or a third party designated by Bank of America.
Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as Bank of America may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of Bank of America from time to time, or at such other electronic mail or postal address as you, by notice to Bank of America, may designate in writing from time to time.
7. Regardless of any action Bank of America or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and may exceed the amount actually withheld by Bank of America or your employer. You further acknowledge that Bank of America and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award including the grant and vesting or payout of the Award; and (ii) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items. Further, if you have become subject to Tax-Related Items in connection with the Award in more than one jurisdiction, you acknowledge that Bank of America or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In the event Bank of America determines that it and/or your employer must withhold any Tax-Related Items as a result of your Award, you agree as a condition of the grant of the Award to make arrangements satisfactory to Bank of America and/or your employer to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the pay-out of the Award. In addition, you authorize Bank of America and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to, withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you. Bank of America may refuse to pay any earned portion of the Award if you fail to comply with any withholding obligation.
8. The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the State of Delaware and the laws of the United States. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United States for the Western District of North Carolina, where this grant is made and/or to be performed, and no other courts.

9. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may only be amended by a written instrument signed by both parties.
10. This Agreement is intended to comply with Section 409A of the Internal Revenue Code to the extent applicable. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted, operated and administered consistent with this intent.

11. If you move to any country outside of the United States during the term of your Award, additional terms and conditions may apply to your Award. Bank of America reserves the right to impose other requirements on the Award to the extent Bank of America determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Award and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Exhibit A

Bank of America Corporation
Long-Term Cash Award

PAYMENT OF AWARD

(a)    PAYMENT SCHEDULE. Subject to the provisions of paragraphs (b) and (c) below, the Award shall become earned and payable in three (3) installments if you remain employed with Bank of America and its Subsidiaries through each of the payment dates as follows.

Payment Date*	Portion of Cash that Becomes Earned and Payable
February 1, 2012	1,750,854
February 1, 2013	1,346,840
February 1, 2014	502,814

*Payment will be made as soon as administratively practicable, generally within 30 days after the payment date.

(b)    IMPACT OF TERMINATION OF EMPLOYMENT ON YOUR AWARD. If your employment with Bank of America and its Subsidiaries terminates prior to any of the above payment date(s), then any unearned portion of the Award shall become earned and payable or be canceled depending on the reason for termination as follows.

(i)    Death. Any unearned portion of the Award shall become immediately earned and payable as of the date of your termination of employment if your termination is due to death. Payment will be made as soon as administratively practicable, generally within 30 days after notification of termination from the payroll system.

(ii)    Termination by Bank of America Without Cause or Due to Retirement. If your employment is terminated (x) by Bank of America or its Subsidiaries without Cause (including due to Disability, Workforce Reduction or Divestiture) or (y) due to your Retirement, then any unearned portion of the Award shall continue to become earned and payable at such time as provided in the Payment Schedule described in paragraph (a) above (without regard to whether you are employed by Bank of America and its Subsidiaries), subject to your complying with the covenants set forth in paragraph (c) below.

(iii)    Termination by Bank of America With Cause. If your employment is terminated by Bank of America or its Subsidiaries with Cause, then any portion of the Award that was not already earned and payable pursuant to paragraph (a) above as of the date of termination of employment shall be canceled as of that date.

(iv)    Change in Control. Notwithstanding anything in this Agreement to the contrary, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the second anniversary of the Change in Control either (1) your employment is terminated by Bank of America or its Subsidiaries without Cause or (2) you terminate your employment with Bank of America or its Subsidiaries for Good Reason, then any unearned portion of the Award shall become immediately earned as of the date of such termination and shall be payable at such time as provided in the Payment Schedule described in paragraph (a) above, without regard to the covenants set forth in paragraph (c) below.

(v)    All Other Terminations. In the case of All Other Terminations, any portion of the Award that was not already earned and payable pursuant to paragraph (a) above as of the date of termination of employment shall be canceled as of that date.

(c)    COVENANTS.

(i)    Non-Solicitation. You agree that during any period in which any portion of the Award remains payable, (A) you will not directly or indirectly solicit or recruit for employment or encourage to leave employment with Bank of America or its Subsidiaries, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, any person who is an associate of Bank of America and its Subsidiaries and (B) to the extent permissible under applicable law, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity other than Bank of America or its Subsidiaries, solicit any client or customer of Bank of America and its Subsidiaries which you actively solicited or with whom you worked or otherwise had material contact in the course of your employment with Bank of America and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, if (1) you are a permanent resident of California or (2) you are a tax resident of California who is assigned to perform services for Bank of America or any Subsidiary from an office located in California, the solicitation restriction described in (B) above will not apply to this Award.

(ii)    Detrimental Conduct. You agree that during any period in which any portion of the Award remains payable, you will not engage in Detrimental Conduct.

(iii)    Remedies. Payment of the Award in accordance with the Payment Schedule set forth in paragraph (a) above is specifically conditioned on the requirement that at all times prior to each payment, you do not engage in solicitation or Detrimental Conduct as described in paragraphs (c)(i) and (ii), during such period. If Bank of America determines in its reasonable business judgment that you have failed to satisfy such requirements, then any portion of the Award that has not yet been paid as of the date of such determination shall be canceled as of such date of determination.

(d)    DEFINITIONS. For purposes hereof, the following terms shall have the following meanings:

All Other Terminations means any termination of your employment with Bank of America and its Subsidiaries, whether initiated by you or your employer, other than (i) a termination due to your death, Disability or Retirement, (ii) a termination by Bank of America or its Subsidiaries without Cause (including Workforce Reduction or Divestiture), (iii) a termination with Cause and (iv) a termination in connection with a Change in Control as described in paragraph (b)(iv) above.

Cause shall be defined as that term is defined in your offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means a termination of your employment with Bank of America and its Subsidiaries if it occurs in conjunction with a determination by your employer that you have (i) committed an act of fraud or dishonesty in the course of your employment; (ii) been convicted of (or plead no contest with respect to) a crime constituting a felony or a crime of comparable magnitude under applicable law (as determined by Bank of America in its sole discretion); (iii) committed an act or omission which causes you or Bank of America or its Subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America or its Subsidiaries is a member, including statutory disqualification; (iv) failed to perform your job duties where such failure is injurious to Bank of America or any Subsidiary, or to Bank of America's or such Subsidiary's business interests or reputation; (v) materially breached any written policy applicable to your employment with Bank of America or any of its Subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its Subsidiaries or have committed any other material violation of Bank of America's written policy regarding Confidential and Proprietary Information.

Change in Control shall be defined as that term is defined in the Bank of America Corporation 2003 Key Associate Stock Plan.

Detrimental Conduct means (i) any conduct that would constitute Cause or (ii) any one of the following: (A) any act or omission by you resulting or intended to result in personal gain at the expense of Bank of America or its Subsidiaries; (B) the improper disclosure by you of proprietary, privileged or confidential information of Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries or breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (C) improper conduct by you including, but not limited to, fraud, unethical conduct, falsification of the records of Bank of America or its Subsidiaries, unauthorized removal of property or information of Bank of America or its Subsidiaries, intentional violation or negligent disregard for Bank of America's or its Subsidiaries' policies, rules and procedures, insubordination, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of Bank of America or its Subsidiaries, conduct causing reputational harm to Bank of America or its Subsidiaries or a client of Bank of America or its Subsidiaries, or the use of the property, facilities or services of Bank of America or its Subsidiaries for unauthorized or illegal purposes; (D) the performance by you of your employment duties in a manner deemed by Bank of America or its Subsidiaries to be grossly negligent; (E) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment; or (F) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.

Disability means “disability” as defined from time to time under any long-term disability plan of Bank of America or your employer.

Divestiture means a termination of your employment with Bank of America and its Subsidiaries as the result of a divestiture or sale of a business unit as determined by your employer based on the personnel records of Bank of America and its Subsidiaries.

Good Reason means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (i) a material diminution in your responsibility, authority or duty; (ii) a material diminution in your base salary except for across-the-board salary reductions based on Bank of America and its Subsidiaries' financial performance similarly affecting all or substantially all management employees of Bank of America and its Subsidiaries; or (iii) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer's business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

Good Reason Process means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify Bank of America and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) you cooperate in good faith with Bank of America and its Subsidiaries' efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment for Good Reason within sixty (60) days after the end of the Cure Period. If Bank of America or its Subsidiaries cures the Good Reason condition during the Cure Period, and you terminate your employment with Bank of America and its Subsidiaries due to such condition (notwithstanding its cure), then you will not be deemed to have terminated your employment for Good Reason.

Subsidiary means any corporation, partnership, joint venture, affiliate or other entity in which Bank of America owns more than eighty percent (80%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by Bank of America as a Subsidiary for purposes of this Agreement.

Retirement means your voluntary termination of employment on or after the second anniversary of your date of hire with the Company, or if the Company terminates your employment for any reason other than for Cause on or after the second anniversary of your date of hire with the Company.

Workforce Reduction means your termination of employment with Bank of America and its Subsidiaries as a result of a labor force reduction, realignment or similar measure as determined by your employer and (i) you are officially notified in writing of your termination of employment due to a workforce reduction and eligibility for the Corporate Severance Program (or any successor program), or (ii) if not eligible for the Corporate Severance Program, you are notified in writing by an authorized officer of Bank of America or any Subsidiary that the termination is as a result of such action. Your termination of employment shall not be considered due to Workforce Reduction unless you execute all documents required under the Corporate Severance Program or otherwise, including without limitation any required release of claims, within the applicable time frames set forth in such documents or as prescribed by Bank of America. In the event you fail to execute all required documents in a timely fashion, your termination of employment will not be treated as a Workforce Reduction, and if any portion of your Award has been earned or paid to you after your termination of employment but before your failure to execute all required documents, you covenant and agree that you will have no right, title or interest in such amount earned or paid and that you will cause such amount to be returned immediately to Bank of America upon notice.

IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

Brian T. Moynihan
Chief Executive Officer and President